Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016

Englewood, CO - November 7, 2016 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and nine months ended September 30, 2016. Ascent is a holding company that owns MONI, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas Fort-Worth area, MONI provides security alarm monitoring services to more than one million residential and commercial customers as of September 30, 2016. MONI’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•

•
Ascent’s net revenue for the three and nine months ended September 30, 2016 increased 0.6% and 1.9% to $142.8 million and $429.7 million, respectively, and net loss for the three and nine months ended September 30, 2016 totaled $27.0 million and $72.5 million, respectively

•
Ascent's Pre-SAC Adjusted EBITDA, which adjusts for the expensed portion of LiveWatch subscriber acquisition costs, for the three and nine months ended September 30, 2016 totaled $90.5 million and $272.2 million, respectively

•	MONI’s Pre-SAC Adjusted EBITDA for the three and nine months ended September 30, 2016 totaled $92.3 million and 277.6 million, respectively

•	On September 29, 2016, Monitronics began a new era of smart home security, announcing the rebranding of the business as MONI

•	On September 30, 2016, MONI completed a refinancing of its existing Credit Facility

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “I am pleased with the steps Jeff and his team are taking to strengthen MONI’s operating performance and to keep pace in an evolving home security market. The MONI rebranding and the completion of the Credit Facility refinancing are both integral steps in our continued evolution and I am confident that the efforts we are taking today will position the business well for the long term.”

Jeffery Gardner, President and Chief Executive Officer of MONI said, “It was another busy quarter for our business as we continued to make meaningful progress against our operational initiatives. Most notably, we completed a rebranding of the Monitronics business to MONI, placing an even greater emphasis on customer-centric personalization in a changing smart home security market. J.D. Power & Associates also recently ranked MONI highest in overall customer satisfaction, a nod to our continued efforts to provide the best in customer service to those we serve. We also are seeing the benefits of our price increase initiatives across our base with average RMR per subscriber increasing to $42.84, while RMR attrition came down year-over-year 120 basis points to 12.2%. Finally, we successfully completed the refinancing of our credit facility, providing us with greater financial flexibility over the long term.”

Results for the Three and Nine Months Ended September 30, 2016

For the three months ended September 30, 2016, Ascent reported net revenue of $142.8 million, an increase of 0.6%. For the nine months ended September 30, 2016, Ascent reported net revenue of $429.7 million, an increase of 1.9%. The increases in net revenue are attributable to an increase in MONI’s average RMR per subscriber to $42.84 as of September 30, 2016 from $41.63 as of September 30, 2015 and the inclusion of a full first quarter’s impact of LiveWatch revenue for the nine months ended September 30, 2016.

1. Comparisons are year-over-year unless otherwise specified.

Ascent’s total cost of services for the three months ended September 30, 2016 increased 2.8% to $29.0 million. The increase for the three months ended September 30, 2016 is attributable to increases in field service costs. Ascent’s total cost of services for the nine months ended September 30, 2016 increased 6.4% to $86.2 million. The increase for the nine months ended September 30, 2016 is attributable to higher cellular service costs, increased lead generation fees at MONI and the inclusion of a full first quarter’s impact of LiveWatch’s cost of services. LiveWatch's cost of services includes expensed equipment costs associated with the creation of new subscribers of $2.1 million and $6.5 million for three and nine months ended September 30, 2016, respectively, as compared to $2.2 million and $4.7 million for the three and nine months ended September 30, 2015, respectively.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended September 30, 2016, increased 4.9% to $32.9 million and increased 9.6% to $97.1 million for the nine months ended September 30, 2016. The increases in SG&A are attributable to an increase in new account production at LiveWatch, increased salaries, wages, benefits and rebranding expense at MONI and, for the nine months ended September 30, 2016, the impact of a full first quarter of LiveWatch SG&A costs. Subscriber acquisition costs, which consist of LiveWatch marketing and sales expense, were $4.5 million and $12.0 million in the three and nine months ended September 30, 2016, respectively, as compared to $3.3 million and $7.1 million in the three and nine months ended September 30, 2015, respectively.

Ascent reported a net loss from continuing operations for the three and nine months ended September 30, 2016 of $27.0 million and $72.5 million, respectively, compared to net loss from continuing operations of $27.3 million and $55.5 million in the respective prior year periods.

MONI reported a net loss for the three and nine months ended September 30, 2016 of $23.0 million and $59.7 million, respectively, compared to a net loss of $21.4 million and $45.7 million in the prior year periods.

Ascent’s Adjusted EBITDA decreased 1.6% to $84.9 million for the three months ended September 30, 2016 and decreased 2.9% to $257.0 million for the nine months ended September 30, 2016. MONI’s Adjusted EBITDA decreased 1.7% to $86.8 million during the three months ended September 30, 2016 and decreased 2.8% to $262.5 million in the nine months ended September 30, 2016. MONI's Adjusted EBITDA as a percentage of net revenue for the three and nine months ended September 30, 2016 was 60.8% and 61.1%, respectively, compared to 62.2% and 64.0% for the three and nine months ended September 30, 2015, respectively. The decline is primarily attributable to the higher expensed creation costs within LiveWatch associated with growth in new RMR production.

Ascent's Pre-SAC Adjusted EBITDA for the three months ended September 30, 2016 decreased 0.2% to $90.5 million and decreased 0.5% to $272.2 million in the nine months ended September 30, 2016. MONI's Pre-SAC Adjusted EBITDA for the three and nine months ended September 30, 2016 totaled $92.3 million and $277.6 million, compared to $92.6 million and $278.8 million for the three and nine months ended September 30, 2015, respectively. MONI's Pre-SAC Adjusted EBITDA as a percentage of Pre-SAC net revenue for the three and nine months ended September 30, 2016 was 65.2% and 65.1%, respectively, compared to 65.8% and 66.6% in the three and nine months ended September 30, 2015, respectively. For a reconciliation of net loss from continuing operations to Adjusted EBITDA to Pre-SAC Adjusted EBITDA for MONI, please see the Appendix of this release.

	Twelve Months Ended September 30,
	2016		2015
Beginning balance of accounts	1,091,627		1,056,734
Accounts acquired	136,414		189,590
Accounts canceled	(150,091)		(145,181)
Canceled accounts guaranteed by dealer and other adjustments (a)	(18,316)	(b)	(9,516)
Ending balance of accounts	1,059,634		1,091,627
Monthly weighted average accounts	1,079,100		1,078,367
Attrition rate - Unit	13.9%		13.5%
Attrition rate - RMR (c)	12.2%		13.4%
Core Attrition (d)	13.3%		12.5%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)	Includes an estimated 10,488 accounts included in our Radio Conversion Program that canceled in excess of their expected attrition.

(c)
The recurring monthly revenue ("RMR") of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

(d)	Core Attrition reflects the long-term attrition characteristics of MONI’s base by excluding the one-time bulk buy of 113,000 accounts from Pinnacle Security in 2012 and 2013.

MONI’s core account portfolio unit attrition rate for the twelve months ended September 30, 2016, which excludes attrition of the Pinnacle Security accounts, was 13.3%, compared to 12.5% for the twelve months ended September 30, 2015. An increase in the number of subscriber accounts reaching the end of their initial contract term contributed to the increase in attrition in the period. Overall unit attrition increased from 13.5% for the twelve months ended September 30, 2015 to 13.9% for the twelve months ended September 30, 2016. Overall attrition reflects the impact of the Pinnacle Security bulk buys, where MONI purchased approximately 113,000 accounts from Pinnacle Security in 2012 and 2013, which are now experiencing normal end-of-term attrition. We believe core attrition best reflects the long run characteristics of our customer base.

During the three months ended September 30, 2016 and 2015, MONI acquired 32,570 and 44,776 subscriber accounts, respectively.

Ascent Liquidity and Capital Resources

At September 30, 2016, on a consolidated basis, Ascent had $112.1 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At September 30, 2016, the existing long-term debt includes the principal balance of $1.8 billion under the MONI Senior Notes, Credit Facility term loans, Credit Facility revolver and Ascent’s Convertible Notes. On September 30, 2016, MONI entered into an amendment ("Amendment No. 6") with the lenders of its existing senior secured credit agreement dated March 23, 2012, and as amended and restated on April 9, 2015, February 17, 2015, August 16, 2013, March 25, 2013, and November 7, 2012. Amendment No. 6 provided for, among other things, the issuance of a $1.1 billion six year senior secured Term B-2 loans. Amendment No. 6 also provides for a new $295.0 million super priority revolver.

MONI used the net proceeds to retire $403.8 million of its existing Term B loans, which were due March 2018, and $543.1 million of its existing Term B-1 Loan which was due April 2022. Additionally, the Company retired its $315.0 million revolving credit facility in the amount of $138.9 million.

The Convertible Notes have an outstanding principal balance of $96.8 million as of September 30, 2016 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of September 30, 2016 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $1.1 billion as of September 30, 2016 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on September 30, 2022. As of September 30, 2016, the Credit Facility revolver has an outstanding balance of $48.4 million and becomes due on September 30, 2021.

Changes to the Board of Directors

Ascent announced today that it has named Jeffery Gardner, Executive Vice President at Ascent Capital Group and President and Chief Executive Officer of MONI, to its Board of Directors, effective November 4, 2016. The Company also announced that Rana Kashyap has resigned from the Company’s Board of Directors, effective immediately. Mr. Kashyap joined Ascent’s Board in March of 2016, with his term originally expiring at the Company’s 2017 Annual Meeting of Stockholders.

Bill Fitzgerald, Ascent’s Chairman and Chief Executive Officer commented, “I am thrilled to have Jeff join the Ascent Board of Directors. As CEO of MONI, Jeff has proven himself to be a tremendous leader. In addition to driving operational efficiencies in key areas of the business, he is continually identifying opportunities that serve to position MONI as a leading player in the evolving smart home security market. I look forward to Jeff’s continued contributions.”

Mr. Gardner joined MONI as CEO in August, 2015, bringing with him more than 25 years of experience in the telecommunications industry. Mr. Gardner currently serves on the Board of Directors of Qorvo, a provider of innovative RF solutions and CalAmp, a provider of wireless products, services and solutions.

Mr. Fitzgerald continued, “On behalf of the Board of Directors, I would like to thank Mr. Kashyap for his contribution and service to the company and we look forward to his continued support.”

Mr. Kashyap commented, “During my time as a member of Ascent’s Board, MONI has made significant progress to create value for shareholders. Between completing an attractive refinancing, moderating creation multiples and executing on several new initiatives to support future growth, I am pleased with the current direction of the business and have full confidence in the management team going forward. As a result, I have decided now is an appropriate time to resign from my duties as a Director of Ascent and look forward to my continued involvement as a supportive shareholder.”

Conference Call

Ascent will host a call today, Monday, November 7, 2016 at 5:00 pm ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 7713097. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through December 7, 2016 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 7713097.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, including development of and access to multiple sales channels, market potential and expansion, consumer demand for interactive and home automation services, account creation and related costs, subscriber attrition, anticipated account generation at LiveWatch, future financial prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or MONI, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. MONI, headquartered in the Dallas Fort-Worth area, secures more than one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by the nation’s largest network of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$31,657	$5,577
Restricted cash	—	55
Marketable securities, at fair value	80,447	87,052
Trade receivables, net of allowance for doubtful accounts of $2,635 in 2016 and $2,762 in 2015	13,673	13,622
Prepaid and other current assets	10,006	10,702
Assets held for sale	10,941	6,265
Total current assets	146,724	123,273
Property and equipment, net of accumulated depreciation of $34,268 in 2016 and $32,158 in 2015	26,249	32,440
Subscriber accounts, net of accumulated amortization of $1,153,651 in 2016 and $975,795 in 2015	1,405,064	1,423,538
Dealer network and other intangible assets, net of accumulated amortization of $80,951 in 2016 and $73,578 in 2015	19,282	26,654
Goodwill	563,549	563,549
Other assets, net	3,595	3,851
Total assets	$2,164,463	$2,173,305
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,309	$8,660
Accrued payroll and related liabilities	6,631	4,385
Other accrued liabilities	47,213	31,573
Deferred revenue	15,554	16,207
Holdback liability	15,005	16,386
Current portion of long-term debt	11,000	5,500
Liabilities of discontinued operations	3,500	3,500
Total current liabilities	108,212	86,211
Non-current liabilities:
Long-term debt	1,758,059	1,713,868
Long-term holdback liability	2,955	3,786
Derivative financial instruments	32,511	13,470
Deferred income tax liability, net	16,749	13,646
Other liabilities	12,441	17,555
Total liabilities	1,930,927	1,848,536
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 11,939,901 and 12,301,248 shares at September 30, 2016 and December 31, 2015, respectively	119	123
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,859 shares at September 30, 2016 and 382,359 shares at December 31, 2015	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,415,738	1,417,895
Accumulated deficit	(1,150,770)	(1,078,315)
Accumulated other comprehensive loss, net	(31,555)	(14,938)
Total stockholders’ equity	233,536	324,769
Total liabilities and stockholders’ equity	$2,164,463	$2,173,305
See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenue	$142,765	141,846	$429,689	421,805
Operating expenses:
Cost of services	29,049	28,245	86,161	81,015
Selling, general and administrative, including stock-based compensation	32,897	31,362	97,148	88,643
Radio conversion costs	1,263	3,570	17,938	4,543
Amortization of subscriber accounts, dealer network and other intangible assets	62,156	66,958	185,415	193,625
Depreciation	2,152	2,805	6,329	7,788
Gain on disposal of operating assets	—	(1)	—	(1,155)
	127,517	132,939	392,991	374,459
Operating income	15,248	8,907	36,698	47,346
Other income (expense), net:
Interest income	548	779	1,593	2,041
Interest expense	(31,794)	(31,466)	(94,805)	(92,140)
Refinancing expense	(9,348)	—	(9,348)	(4,468)
Other income (expense), net	240	(3,555)	(1,079)	(2,278)
	(40,354)	(34,242)	(103,639)	(96,845)
Loss from continuing operations before income taxes	(25,106)	(25,335)	(66,941)	(49,499)
Income tax expense from continuing operations	(1,927)	(1,989)	(5,514)	(5,996)
Net loss from continuing operations	(27,033)	(27,324)	(72,455)	(55,495)
Discontinued operations:
Income from discontinued operations, net of income tax of $0	—	2,994	—	2,921
Net loss	(27,033)	(24,330)	(72,455)	(52,574)
Other comprehensive income (loss):
Foreign currency translation adjustments	(224)	(220)	(780)	(151)
Unrealized holding gain (loss) on marketable securities, net	301	1,085	3,164	(868)
Unrealized loss on derivative contracts, net	(2,459)	(8,946)	(19,001)	(12,407)
Total other comprehensive income (loss), net of tax	(2,382)	(8,081)	(16,617)	(13,426)
Comprehensive loss	$(29,415)	(32,411)	$(89,072)	(66,000)

Basic and diluted income (loss) per share:
Continuing operations	$(2.23)	(2.10)	$(5.89)	(4.23)
Discontinued operations	—	0.23	—	0.22
Net loss	$(2.23)	(1.87)	$(5.89)	(4.01)

Weighted average Series A and Series B shares-basic and diluted	12,101,214	12,993,183	12,304,879	13,122,552
Total issued and outstanding Series A and Series B shares at period end			12,321,760	12,741,874
See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
Amounts in thousands

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(72,455)	(52,574)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income tax	—	(2,921)
Amortization of subscriber accounts, dealer network and other intangible assets	185,415	193,625
Depreciation	6,329	7,788
Stock-based compensation	5,205	5,038
Deferred income tax expense	3,158	3,076
Gain on disposal of operating assets	—	(1,155)
Amortization of debt discount and deferred debt costs	8,063	7,751
Refinancing expense	9,348	4,468
Bad debt expense	7,855	7,036
Other non-cash activity, net	3,884	6,560
Changes in assets and liabilities:
Trade receivables	(7,906)	(7,203)
Prepaid expenses and other assets	717	(4,235)
Subscriber accounts - deferred contract costs	(2,080)	(1,181)
Payables and other liabilities	10,667	7,857
Operating activities from discontinued operations, net	—	20
Net cash provided by operating activities	158,200	173,950
Cash flows from investing activities:
Capital expenditures	(5,071)	(10,042)
Cost of subscriber accounts acquired	(160,117)	(205,050)
Cash paid for acquisition, net of cash acquired	—	(56,778)
Purchases of marketable securities	(5,036)	(24,448)
Proceeds from sale of marketable securities	12,909	48,616
Decrease (increase) in restricted cash	55	(42)
Proceeds from the disposal of operating assets	—	20,174
Net cash used in investing activities	(157,260)	(227,570)
Cash flows from financing activities:
Proceeds from long-term debt	1,249,000	749,550
Payments on long-term debt	(1,200,009)	(640,465)
Payments of financing costs	(16,711)	(6,477)
Purchases and retirement of common stock	(7,140)	(27,555)
Net cash provided by financing activities	25,140	75,053
Net decrease in cash and cash equivalents	26,080	21,433
Cash and cash equivalents at beginning of period	5,577	12,612
Cash and cash equivalents at end of period	$31,657	34,045
Supplemental cash flow information:
State taxes paid, net	$2,759	3,491
Interest paid	73,521	71,180

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA."  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), stock-based compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, to fund its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which MONI’s covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.
Pre-SAC Adjusted EBITDA
LiveWatch is a direct-to-consumer business, and as such recognizes certain revenue and expenses associated with subscriber acquisition (subscriber acquisition costs, or "SAC"). This is in contrast to MONI, which capitalizes payments to dealers to acquire accounts. "Pre-SAC Adjusted EBITDA" is a measure that eliminates the impact of acquiring accounts at the LiveWatch business that is recognized in operating income. Pre-SAC Adjusted EBITDA is defined as total Adjusted EBITDA excluding LiveWatch's SAC and the related revenue. We believe Pre-SAC Adjusted EBITDA is a meaningful measure of the Company's financial performance in servicing its customer base. Pre-SAC Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Pre-SAC Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Pre-SAC Adjusted EBITDA as calculated by MONI should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's net loss from continuing operations to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss from continuing operations	(27,033)	(27,324)	$(72,455)	(55,495)
Amortization of subscriber accounts, dealer network and other intangible assets	62,156	66,958	185,415	193,625
Depreciation	2,152	2,805	6,329	7,788
Stock-based compensation	1,760	1,856	5,205	5,038
Radio conversion costs	1,263	3,570	17,938	4,543
LiveWatch acquisition related costs	—	—	—	946
LiveWatch acquisition contingent bonus charges	1,104	1,291	3,096	3,086
MONI headquarters relocation costs	—	720	—	720
Reduction in force separation costs	—	—	245	—
Rebranding marketing program	602	—	839	—
Software implementation/integration	418	—	418	—
Other-than-temporary impairment losses on marketable securities	—	3,764	1,904	3,764
Interest income	(548)	(779)	(1,593)	(2,041)
Interest expense	31,794	31,466	94,805	92,140
Refinancing expense	9,348	—	9,348	4,468
Income tax expense from continuing operations	1,927	1,989	5,514	5,996
Adjusted EBITDA	84,943	86,316	257,008	264,578
Gross subscriber acquisition cost expenses	6,648	5,479	18,468	11,755
Revenue associated with subscriber acquisition cost	(1,125)	(1,172)	(3,300)	(2,839)
Pre-SAC Adjusted EBITDA	$90,466	90,623	$272,176	273,494

The following table provides a reconciliation of MONI’s net loss to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(23,002)	(21,414)	$(59,721)	(45,735)
Amortization of subscriber accounts, dealer network and other intangible assets	62,156	66,958	185,415	193,625
Depreciation	2,084	2,717	6,084	7,498
Stock-based compensation	682	601	1,871	1,430
Radio conversion costs	1,263	3,570	17,938	4,543
LiveWatch acquisition related costs	—	—	—	946
LiveWatch acquisition contingent bonus charges	1,104	1,291	3,096	3,086
Headquarters relocation costs	—	720	—	720
Reduction in force separation costs	—	—	245	—
Rebranding marketing program	602	—	839	—
Interest expense	30,211	31,853	91,459	93,384
Software implementation/integration	418	—	418	—
Refinancing expense	9,348	—	9,348	4,468
Income tax expense	1,929	1,981	5,462	5,953
Adjusted EBITDA	86,795	88,277	262,454	269,918
Gross subscriber acquisition cost expenses	6,648	5,479	18,468	11,755
Revenue associated with subscriber acquisition cost	(1,125)	(1,172)	(3,300)	(2,839)
Pre-SAC Adjusted EBITDA	$92,318	92,584	$277,622	278,834

(a)	Presented below is the reconciliation of Net revenue for MONI and Ascent Capital to Pre-SAC net revenue (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenue, as reported	$142,765	141,846	$429,689	421,805
LiveWatch revenue related to SAC	(1,125)	(1,172)	(3,300)	(2,839)
Pre-SAC net revenue	$141,640	140,674	$426,389	418,966